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                                                                   EXHIBIT j(2)


                         INDEPENDENT AUDITORS' CONSENT


The Board of Trustees and Shareholders
Short-Term Investments Trust

We consent to the use of our reports on the Treasury Portfolio, the Government & Agency Portfolio and the Government TaxAdvantage Portfolio (series portfolios of Short-Term Investments Trust) dated October 6, 1999 included herein and to the references to our firm under the headings "Financial Highlights" in the Prospectuses, "Independent Public Accountants" and Note 6 to the Financial Statements in the Statements of Additional Information.


/s/KPMG LLP


Houston, Texas
January 16, 2001